                                                                               .
                                                                               .
                                                                               .
                                                                    EXHIBIT 21.1

MAXTOR CORPORATION SUBSIDIARIES 2003-2004

FOREIGN SUBSIDIARIES:
--------------------
Maxtor Disc Drives Pty. Limited            -        -        Australia
Maxtor Global Ltd.                         -        -        Bermuda
Maxtor Technology (Suzhou) Co. Ltd.        -        -        China
Maxtor Europe Sarl                         -        -        France
Maxtor GmbH                                -        -        Germany
Maxtor (Gibraltar) Limited                 -        -        Gibraltar
Maxtor Asia Pacific Limited                -        -        Hong Kong
Maxtor Ireland Limited                     -        -        Ireland
Maxtor (Japan) Ltd.                        -        -        Japan
Maxtor Korea  Ltd.                         -        -        Korea
Maxtor Luxembourg                          -        -        Luxembourg
Maxtor Technology (M) Sdn Bhd              -        -        Malaysia
Maxtor Peripherals (S) Pte. Limited        -        -        Singapore
Maxtor International Sarl                  -        -        Switzerland
Maxtor International Manufacturing Sarl    -        -        Switzerland
Maxtor Thailand Limited                    -        -        Thailand
Maxtor Europe Limited                      -        -        UK

DOMESTIC SUBSIDIARIES:
---------------------
Maxtor Funding LLC                         -        -        Delaware
Maxtor Receivables Corporation             -        -        California
MMC Technology, Inc.                       -        -        California
Old SDI Sub                                -        -        California
Maxtor Realty Corporation                  -        -        Massachusetts